Exhibit 16.1

April 13, 2016

The Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Nuverra Environmental Solutions, Inc., (the Company) and, under the date of March 11, 2016, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On April 8, 2016, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 13, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors, nor are we in a position to agree or disagree with the Company’s statements that during the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 8, 2016, Hein & Associates LLP was not consulted regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and whether a written report or oral advice was provided to the Company that Hein & Associates LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; (ii) any matter subject to disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP